Exhibit 99.1

Dividend Capital
Total Realty Trust®

First Quarter 2009 Results

Supplemental Financial and Operating Information

Dividend Capital Total Realty Trust Inc.

First Quarter 2009 Financial and Operating Results

DENVER, CO – May 14, 2009: Dividend Capital Total Realty Trust Inc. (“TRT” or the “Company”) today announced additional financial and operating results for the three months ended March 31, 2009 that are supplemental to its Report on Form 10-Q filed with the Securities and Exchange Commission (the “Commission”), on May 14, 2009. As of March 31, 2009, the Company had invested in a diversified portfolio consisting of 74 operating properties across 25 geographic markets at a gross investment amount of approximately $1.5 billion. During the three months ended March 31, 2009, the Company acquired one office property located in the Washington, DC market for a total investment amount of approximately $63.6 million. In addition, on April 6, 2009, the Company acquired a retail property also located in the Washington, DC market for a total investment amount of approximately $65.0 million.

Selected Operating Data

As of March 31, 2009, TRT had total gross investments of approximately $1.7 billion (before accumulated depreciation of approximately $101.8 million), which were generally diversified across major property sectors as follows:

Total Gross Investments: $1.7 billion

Selected Financial Data

The following table presents selected consolidated financial information for TRT as of March 31, 2009 and December 31, 2008 and for the three months ended March 31, 2009 and 2008. The selected financial information presented below has been derived from TRT’s consolidated financial statements. Since the information presented below is only a summary and does not provide all the information contained in TRT’s historical consolidated financial statements, including the related notes thereto, you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and TRT’s consolidated financial statements and notes thereto included in TRT’s Form 10-Q filed with the Commission on May 14, 2009. The amounts in the table are in thousands except per share data.

	For the Three Months Ended March 31,
	2009	2008
Operating Data:
Total revenue	$38,934	$35,188
Total operating expenses	(29,283)	(23,540)
Equity in earnings of unconsolidated joint venture	545	—
Interest income	1,265	3,186
Interest expense	(12,630)	(11,710)
Gain (loss) on derivatives	589	(1,288)
Other-than-temporary impairment on securities	—	(25,202)

Net Loss From Continuing Operations	(580)	(23,366)

Income from discontinued operations, net of taxes	50	—

Net Loss	(530)	(23,366)

Net Loss Attributable to Noncontrolling Interests	203	803

Net Loss Attributable to Common Stockholders	$(327)	$(22,563)

Common Stock Distributions
Common stock distributions declared	$24,439	$18,134
Common stock distributions declared per share	$0.15	$0.15

Per Share Data:
Net loss per common share:
Basic	$—	$(0.19)
Diluted	$—	$(0.19)

Other Information:
Weighted average number of common shares outstanding:
Basic	162,936	120,893
Diluted	170,152	122,663

	As of
	March 31, 2009	December 31, 2008
Balance Sheet Data:
Total assets	$2,200,094	$2,123,578
Total debt obligations	$782,929	$734,880
Total liabilities	$1,007,502	$963,712

	For the Three Months Ended March 31,
	2009	2008
Cash Flow Data:
Net cash provided by operating activities	$13,433	$14,589
Net cash used in investing activities	$(65,583)	$(27,833)
Net cash provided by financing activities	$98,130	$109,828

Funds from Operations (FFO)

The following table presents the calculation of TRT’s FFO reconciled from net income (loss) for the three months ended March 31, 2009 and 2008 (amounts in thousands, except per share information):

	For the Three Months Ended March 31,
	2009	2008
Reconciliation of net earnings to FFO:
Net loss	$(530)	$(23,366)
Add (deduct) NAREIT defined adjustments:
Depreciation and amortization	14,179	12,745
Noncontrolling interests’ share of funds from operations	(1,212)	(189)

Subtotals-NAREIT defined FFO	12,437	(10,810)
Add (deduct) our defined adjustments:
Other-than-temporary impairment on securities	—	25,202
Accretion of other than temporary impairment	(611)	—
Acquisition related expenses	2,037	—
Noncontrolling interest share of our defined adjustments	(59)	(469)

Company-defined FFO attributable to common shares-basic	13,804	13,923
Company-defined FFO attributable to dilutive OP units	601	264

Company-defined FFO attributable to common shares-diluted	$14,405	$14,187

FFO per share-basic	$0.08	$0.12

FFO per share-diluted	$0.08	$0.12

Weighted Average Number of Shares Outstanding
Basic	162,936	120,893

Diluted	170,152	122,663

FFO Definitions, Adjustments and Limitations

We believe that FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with Generally Accepted Accounting Principles (“GAAP”) implicitly assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization expense. However, since real estate values have historically risen or fallen with market and other conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Thus, NAREIT created FFO as a supplemental measure of operating performance for real estate investment trusts that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP.

FFO as defined by NAREIT consists of net income, calculated in accordance with GAAP, plus real estate related depreciation and amortization, less gains (or losses) from dispositions of real estate held for investment purposes. Importantly, as part of its guidance concerning FFO, NAREIT has stated that the “management of each of its member companies has the responsibility and authority to publish financial information that it regards as useful to the financial community.” As a result, modifications to the NAREIT calculation of FFO are common among REITs as companies seek to provide financial measures that meaningfully reflect the specific characteristics of their businesses. We believe potential investors and stockholders who review our operating results are best served by a defined FFO measure that makes certain adjustments to net income (loss) computed under GAAP in addition to those included in the NAREIT defined measure of FFO because we believe such additional adjustments create a better measure of our operating performance.

Our definition of FFO is generally consistent with NAREIT. However, NAREIT does not specifically address how other-than-temporary impairment of available-for-sale preferred equity or debt securities should be treated in calculating FFO nor does it address how to account for acquisition-related costs, which were capitalized in previous periods.

TRT currently has both the ability and the intention to hold all of its preferred equity and debt securities investments for the long term, although we may, from time to time, sell any of these investments as part of our overall management of our portfolio. TRT classifies these investments as available-for-sale, and therefore they are reported at estimated fair value in TRT’s financial statements prepared in accordance with GAAP. For purposes of calculating net income (loss) computed under GAAP for the three months ended March 31, 2008, primarily due to the amount and duration of the decline in the fair value of these assets, we have classified in our statement of operations a portion of our preferred equity investments as being impaired on an other-than-temporary basis. We did not record impairment charges during the three months ended March 31, 2009.

Period to period fluctuations in the impairment line item can be caused by the accounting treatment for factors that may not be relevant to our long-term investment strategy, long-term capital structures or long-term tax planning. Accordingly, in addition to NAREIT-defined FFO, we believe investors may also find it useful if FFO information that is made available to them excludes other-than-temporary impairment charges and related accretion adjustments, and therefore allows investors to align their analysis and evaluation of our operating results along the same lines that our management uses in planning and executing our business strategy. According to Staff Accounting Bulletin No. 59, the staff does not believe that other-than-temporary-impairment should necessarily be interpreted to mean permanent impairment. In addition, the accounting treatment underlying is not the primary driver in management’s decision-making process and capital investment decisions for these types of investments.

On January 1, 2009, we adopted Statement of Financial Accounting Standard No. 141 (revised 2007), Business Combinations (“SFAS No. 141(R)”). Pursuant to SFAS No. 141(R), costs associated with the acquisition of real property, including acquisition fees paid to the Advisor, are expensed as incurred for GAAP purposes. Prior to January 1, 2009, we capitalized costs associated with the acquisition of real property, including acquisition fees paid to the Advisor, and amortized those costs over the related life of the acquired assets. We adjust our definition of FFO to exclude acquisition-related expenses to provide a better reflection of the operating performance of our real properties, real estate securities, and debt related investments. We believe that providing FFO information that adds back acquisition-related expenses promotes comparability to our historic presentation of FFO as well as comparability to other real estate company’s that may have significantly different levels of acquisition-related activities compared to us. Further, these types of expenditures are not recurring in nature and therefore may distort a reader’s ability to develop an opinion about the future prospects of our performance.

FFO (NAREIT and Company-defined) is presented herein as a supplemental financial measure and has inherent limitations. We do not use FFO as, nor should it be considered to be, an alternative to net income (loss) computed under GAAP as an indicator of our operating performance, or as an alternative to cash from operating activities computed under GAAP, or as an indicator of our ability to fund our short or long-term cash requirements. We use FFO as an indication of TRT’s operating performance and as a guide to making decisions about future investments. Our FFO calculation is not meant to represent a comprehensive system of financial reporting and does not present, nor do we intend it to present, a complete picture of TRT’s financial condition and operating performance. In addition, other REITs may choose to treat impairment charges, acquisition-related expenses and potentially other accounting line items in a manner different from ours due to specific differences in investment strategy or for other reasons. Our FFO calculation is limited by its exclusion of impairments related to our real estate securities, but we continuously evaluate our securities portfolio and the usefulness of the FFO measure in relation thereto. We believe net income (loss) computed under GAAP remains the primary measure of performance and that FFO is only meaningful when it is used in conjunction with net income (loss) computed under GAAP. Further, we believe our consolidated financial statements, prepared in accordance with GAAP, provide the most meaningful picture of our financial condition and our operating performance.

Dividends on Common Stock

TRT’s Board of Directors has declared a quarterly cash dividend of $0.15 per common share for the quarter ended June 30, 2009. The dividend represents an annualized yield of 6.0% based on a $10.00 share price.

Earnings Conference Call

TRT also announced that it will be hosting a public conference call on Tuesday, May 26, 2009 to review the first quarter financial and operating results. John Blumberg, Chairman, Guy Arnold, President, and Kirk Scott, Chief Financial Officer, will present performance data and provide management commentary. The conference call will take place at 2:15 p.m. MDT and can be accessed by dialing 800.213.4039 and referencing “Dividend Capital Passcode 706 392 71.”

Contact Information

Dividend Capital Total Realty Trust, Inc.

518 Seventeenth Street, 17th Floor

Denver, Colorado 80202

Telephone: (303) 228-2200

Fax: (303) 228-2201

Attn: Guy M. Arnold, President

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Certain items in this document may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect(s)” and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results materially different from those described in the forward-looking statements. Dividend Capital Total Realty Trust can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Dividend Capital Total Realty Trust’s expectations include, but are not limited to, the uncertainty of the sources for funding Dividend Capital Total Realty Trust’s future capital needs, delays in the acquisition, development and construction of real properties, changes in economic conditions generally and the real estate and securities markets specifically and the other risks detailed from time to time in Dividend Capital Total Realty Trust’s SEC reports. Such forward-looking statements speak only as of the date of this press release. Dividend Capital Total Realty Trust expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.